Exhibit 4.1

IH MERGER SUB, LLC,

INVITATION HOMES INC.

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 16, 2017

3.00% Convertible Senior Notes Due 2019

SECOND SUPPLEMENTAL INDENTURE, dated as of November 16, 2017 (this “Supplemental Indenture”), among IH MERGER SUB, LLC, a Delaware limited liability company (the “Company”), INVITATION HOMES INC., a Maryland corporation (the “Guarantor”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the Indenture, dated as of July 7, 2014 (the “Original Indenture”), between Starwood Waypoint Homes (f/k/a Starwood Waypoint Residential Trust), a Maryland real estate investment trust (the “Original Issuer”) and the Trustee, as amended by the First Supplemental Indenture, dated as of July 7, 2015 (together with the Original Indenture, the “Indenture”), between the Original Issuer and the Trustee.

WHEREAS, the Original Issuer has heretofore executed and delivered the Indenture, pursuant to which the Original Issuer issued its 3.00% Convertible Senior Notes Due 2019 (the “Notes”) in the original aggregate principal amount of $230,000,000, convertible under certain circumstances into cash and, if applicable, the Original Issuer’s common shares of beneficial interest, par value $0.01 per share (“Original Issuer Common Shares”), at the Original Issuer’s option;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of August 9, 2017 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Guarantor, the Company, the Original Issuer and the other parties thereto, among other things, the Original Issuer will, substantially concurrently with the effectiveness of this Supplemental Indenture, merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Guarantor (the “Merger”);

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 10.07 of the Indenture provides that in the case of any Merger Event, prior to or at the effective time of such Merger Event, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 8.01 of the Indenture that upon such Merger Event will (i) provide for subsequent conversions of Notes into Reference Property in the manner set forth in Section 10.07 of the Indenture and (ii) provide for subsequent anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Article 10 of the Indenture;

WHEREAS, in connection with the Merger, each outstanding Original Issuer Common Share will be converted into the right to receive 1.6140 newly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Guarantor (the “Guarantor Common Stock”) in accordance with the terms of the Merger Agreement;

WHEREAS, from and after the effective time of the Merger, the Guarantor desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act for shares of Guarantor Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 8.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, make any change (i) to add guarantees with respect to the Notes, (ii) to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of the Original Issuer’s obligations under the Indenture, (iii) to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes or to make any other change that does not adversely affect the rights of any Holder in any material respect and (iv) in connection with any Merger Event, provide that the Notes are convertible into Reference Property, subject to the provisions of Section 10.02, and make such related changes to the terms of the Notes in accordance with Section 10.07;

WHEREAS, the Board of Directors of the Guarantor by resolutions adopted on November 16, 2017 has duly authorized, on behalf of the Guarantor itself and on behalf of the Company, as the Company’s sole member, this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 9.03 and 10.07 of the Indenture; and

WHEREAS, the Company and Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.2. Definitions in the Indenture.

(a) The Indenture is hereby amended and supplemented by adding the following additional definitions to Section 1.01 of the Indenture in the appropriate alphabetical order.

“Guarantee” means, as to any person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any indebtedness or other obligations.

“Guarantee Obligations” has the meaning set forth in Section 3.01 of the Second Supplemental Indenture.

“Guarantor” means Invitation Homes Inc., a Maryland corporation.

“Note Guarantee” means the Guarantee by the Guarantor of the payment or performance of the Company’s obligations under this Indenture and the Notes pursuant to Article 3 of the Second Supplemental Indenture.

“Second Supplemental Indenture” means that certain Supplemental Indenture, dated as of November 16, 2017, by and among the Company, the Guarantor and the Trustee.

(b) The Indenture is hereby amended by replacing the defined terms “Board Resolutions,” “Board of Trustees,” “Common Shares,” “Company Order,” “Daily VWAP,” “Ex-Dividend Date,” “Fundamental Change,” “Officer,” “Officer’s Certificate” and “Opinion of Counsel” in their entirety with the following terms:

“Board of Trustees” means the sole or managing member(s) of the Company or any duly authorized committee thereof, or for purposes of the definition of “Record Date” and Article 10, the board of directors of the Guarantor or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or the Guarantor, as applicable, to have been adopted by the Board of Trustees or pursuant to authorization by the Board of Trustees and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Common Shares” means the common stock, par value $0.01 per share, of the Guarantor, at the date of the Second Supplemental Indenture, subject to Section 10.07.

“Company” means IH Merger Sub, LLC, a Delaware limited liability company, and subject to the provisions of Article 9, shall include its successors and assigns.

“Daily VWAP” means, for each of the twenty (20) consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INVH <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one (1) Common Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Guarantor or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Guarantor, its Wholly Owned Subsidiaries and the employee benefit plans of the Guarantor and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity representing more than fifty percent (50%) of the voting power of the Guarantor’s Common Equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination or a change in par value, or from par value to no par value or vice versa) as a result of which the Common Shares would be converted into, or exchanged for, shares, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Guarantor pursuant to which the Common Shares will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries, taken as a whole, to any person other than one of the Guarantor’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or (B), in which the holders of all classes of the Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of all classes of Common Equity of the continuing or surviving entity or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the Company ceases to be a direct or indirect Wholly Owned Subsidiary of the Guarantor; provided that no Fundamental Change shall be deemed to have occurred if the Company merges with one of the Guarantor’s Wholly Owned Subsidiaries;

(d) the shareholders of the Guarantor approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

(e) the Common Shares (or other Reference Property) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Fundamental Change, if at least ninety percent (90%) of the consideration received or to be received by the common shareholders of the Guarantor (excluding cash payments for fractional shares or pursuant to dissenter’s rights) in connection with such transaction or transactions consists of common equity that is listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and, as a result of such transaction or transactions, the Notes become convertible (assuming Physical Settlement) into such consideration, excluding cash payments for fractional shares.

“Officer” means, with respect to the Company or the Guarantor, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary, and any Vice President thereof.

“Officer’s Certificate” means a certificate signed by any Officer of the Company or the Guarantor, as applicable.

“Opinion of Counsel” means a written opinion of legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Guarantor, as applicable.

ARTICLE II

EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.1. Conversion Right. From and after the Effective Time (as defined below), the consideration due upon conversion of any Notes shall be determined in the same manner as if each reference to any number of Original Issuer Common Shares in Article 10 of the Indenture were instead a reference to the corresponding number of shares of Guarantor

Common Stock that a Holder of such number of Original Issuer Common Shares immediately prior to the effective time of the Merger would have been entitled to receive upon the consummation of the Merger; provided that, at and after the effective time of the Merger, any amount otherwise payable in cash in lieu of fractional Common Shares upon conversion of the Notes will continue to be payable as described in Section 10.02 of the Indenture. For clarity, the initial Conversion Rate from and after the Effective Time will be 53.0969 Common Shares.

Section 2.2. [Reserved].

Section 2.3. Additional Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) Section 4.02(a) of the Indenture is hereby amended and restated in full to read as follows:

“The Company shall file with the Trustee, within fifteen (15) days after the same are required to be filed with the Commission, copies of any documents or reports that the Guarantor is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor thereto). Any such document or report that the Guarantor files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be filed with the Trustee for purposes of this Section 4.02 at the time such documents are filed via the EDGAR system. Notwithstanding anything to the contrary, the Company shall in no event be required to file with, or otherwise provide or disclose to, the Trustee or any Holder any information for which the Guarantor is seeking, or has received, confidential treatment from the Commission.”

(b) Section 4.02(b) of the Indenture is hereby amended and restated in full to read as follows:

“If, at any time during the period beginning on, and including, the date which is six months after the Original Issuance Date until the applicable Scheduled Free Trade Date, the Guarantor fails to timely file any report that the Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than reports on Form 8-K), or the Notes are not otherwise freely tradable, including pursuant to Rule 144 under the Securities Act, by Holders other than the Company’s Affiliates or Holders that were the Company’s Affiliates during the 90 days immediately preceding the date of the proposed transfer (as a result of restrictions under U.S. securities law, or the terms of the Indenture or the Notes) other than as a result of the Notes bearing a Restricted Securities Legend (and compliance with the procedural requirements herein) and a restricted CUSIP, the Company shall pay Additional Interest on the Notes, which shall accrue at a rate of 0.50% per annum, (i) from and including the later of the date six months after the Original Issuance Date and the first date on which such failure to file exists or (ii) the Notes are not freely tradable, as the case may be, until the earlier of (a) the Scheduled Free Trade Date and (b) the date on which such failure to file has been cured (if applicable) and the Notes are freely tradable.”

(c) Section 4.06 of the Indenture is hereby amended and restated in full to read as follows:

“Section 4.06. Delivery of Certain Information. If, at any time, the Guarantor is not subject to the reporting requirements of the Exchange Act, the Company shall, so long as any of the Notes or any Common Shares issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, upon the request of any Holder, beneficial owner or prospective purchaser of the Notes or any Common Shares issuable upon the conversion of Notes, promptly furnish to such Holder, beneficial owner or prospective purchaser the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the Notes or such Common Shares pursuant to Rule 144A, as such rule may be amended from time to time.”

(d) Section 7.02(k) and 7.03 of the Indenture is hereby amended by adding the words “and the Guarantor” after each occurrence of the words “the Company”.

(e) Section 7.04 of the Indenture is hereby amended by replacing the third sentence thereof with the following:

“The Trustee makes no representations as to the validity or sufficiency of this Indenture, of the Notes or of the Note Guarantees.”

(f) Section 10.01(b)(iv) of the Indenture is hereby amended and restated in full to read as follows:

“If, prior to the close of business on the Business Day immediately preceding January 1, 2019, the Guarantor elects to:

(A) issue to all or substantially all holders of the Common Shares any rights, options or warrants (other than any issuance of any rights, options or warrants issued under a shareholder rights plan that are (i) transferable with Common Shares, including upon conversion, and (ii) not exercisable until the occurrence of a triggering event; provided that such rights, options or warrants will be deemed issued under this clause (iv)(A) upon the separation of such rights, options or warrants from the Common Shares, or upon the occurrence of such triggering event) entitling them, for a period of not more than forty five (45) calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B) distribute to all or substantially all holders of the Common Shares the Guarantor’s assets, securities or rights to purchase securities of the Guarantor (excluding for this purpose a distribution solely in the form of cash required to preserve the Guarantor’s status as a REIT), which distribution has a per share value, as reasonably determined by the Board of Trustees, exceeding ten percent

(10%) of the Last Reported Sale Price of the Common Shares on the Trading Day preceding the date of announcement for such distribution,

then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) at least twenty five (25) Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Once the Company has given such notice, a Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (2) the Company’s announcement that such issuance or distribution will not take place, in each case, even if the Notes are not otherwise convertible at such time.

Notwithstanding the foregoing, the Notes will not become convertible pursuant to the provisions set forth in this clause (iv) if Holders of the Notes participate, at the same time and upon the same terms as holders of the Common Shares and solely as a result of holding the Notes, in any of the transactions described in this clause (iv) without having to convert their Notes as if they held, for each $1,000 principal amount of Notes so held, a number of Common Shares equal to the Conversion Rate.”

(g) Section 10.01(b)(v) of the Indenture is hereby amended and restated in full to read as follows:

“If a transaction or event that constitutes a Fundamental Change or a Make Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding January 1, 2019, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 11.01, or if the Guarantor is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of the consolidated assets of the Guarantor and its subsidiaries, taken as a whole, in each case, pursuant to which the Common Shares would be converted into cash, securities or other assets, all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the effective date of the transaction or event until thirty five (35) Trading Days after the actual effective date of such transaction or event or, if such transaction also constitutes a Fundamental Change, until the related Fundamental Change Repurchase Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) as promptly as reasonably practicable following the date the Company publicly announces such transaction.

(h) Section 10.02(j) of the Indenture is hereby amended and restated in full to read as follows:

“The Company shall not deliver any fractional Common Shares upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional Common Shares issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period, and any fractional shares remaining after such computation shall be paid in cash.”

(i) Sections 10.04(a), 10.04(b), 10.04(c), 10.04(d), 10.04(e), 10.04(f)(i), 10.04(j), 10.04(m), 10.08 and 10.10 of the Indenture shall be amended to replace references to “the Company” with references to “the Guarantor.”

(j) Section 10.04(i) of the Indenture is hereby amended and restated in full to read as follows:

“In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 10.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Trustees determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares in connection with a dividend or distribution of Common Shares (or rights to acquire Common Shares) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall send to the Holder of each Note a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.”

(k) Section 10.06 of the Indenture is hereby amended and restated in full to read as follows:

“Section 10.06. Shares to Be Fully Paid. The Guarantor shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient Common Shares to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming that at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that Physical Settlement is applicable).”

(l) The first paragraph of Section 10.07(a) of the Indenture is hereby amended and restated in full to read as follows:

“(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Shares (other than changes in par value, from par value to no par value or from no par value to par value or resulting from a subdivision or combination),

(ii) any consolidation, merger, conversion or combination involving the Company or the Guarantor,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Guarantor and the Guarantor’s Subsidiaries, taken as a whole, or the Company and the Company’s Subsidiaries, taken as a whole or

(iv) any statutory share exchange,

in each case, as a result of which the Common Shares would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event,” and such stock, securities, property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) Common Share would be entitled to receive on account of such transaction, disregarding any provision providing for the payment of cash in lieu of any fractional unit of property, a “Reference Property Unit”), then, notwithstanding anything to the contrary in the Indenture or the Notes, at the effective time of such Merger Event, the consideration due upon conversion of any Notes shall be determined in the same manner as if each reference to any number of Common Shares in this Article 10 were instead a reference to the same number of Reference Property Units. For these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).”

(m) Section 10.07(c) of the Indenture is hereby amended and restated in full to read as follows:

“Neither the Company nor the Guarantor shall become a party to any Merger Event unless its terms are consistent with this Section 10.07. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes into cash, Common Shares or a combination of cash and Common Shares, as applicable, as set forth in Section 10.01 and Section 10.02 prior to the effective date of such Merger Event.”

(n) Section 10.11 of the Indenture is hereby amended and restated in full to read as follows:

“Notwithstanding any other provision of the Indenture or the Notes, no Holder of Notes shall be entitled to convert such Notes into Common Shares to the extent that receipt of such shares would cause such Holder (or any other person) to violate the ownership limitations contained in the Guarantor’s charter (as then amended, supplemented or restated) that apply to holders of the Common Shares (the “Ownership Limitations”).

If any delivery of Common Shares owed to a Holder upon conversion of Notes is not made, in whole or in part, as a result of the immediately preceding paragraph, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares as promptly as reasonably practicable after any such converting Holder (x) to the extent applicable, gives notice to the Company that such delivery would not result in such Holder being the beneficial or constructive owner of more than the then-applicable limit, if any, set forth in the Ownership Limitations and (y) provides the Company with any other information that the Company may reasonably request from such Holder in connection with confirming that such delivery would not otherwise violate the Ownership Limitations.”

(o) Section 12.01 of the Indenture is hereby amended and restated in full to read as follows:

“Section 12.01. Redemption to Preserve REIT Status. No sinking fund shall be required for the Notes. The Notes shall not be redeemable by the Company prior to the Maturity Date except to the extent, and only to the extent, necessary to preserve the Guarantor’s status as a REIT. If the Company determines that it is necessary to redeem the Notes prior to the Maturity Date to preserve the Guarantor’s status as a REIT, the Company may redeem (a “Redemption”) for cash all or part of the Notes as necessary to preserve REIT status, at the Redemption Price.”

(p) Section 13.12 of the Indenture is hereby amended and restated in full to read as follows:

“Section 13.12. Notices. Any notice or communication by the Company, the Guarantor or the Trustee to the other, or by a Holder to the Company, the Guarantor or the Trustee, is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission, email or overnight air courier guaranteeing next day delivery, to the others’ address:

if to the Company or the Guarantor:

c/o Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, Texas 75201

Attention: Chief Financial Officer

if to the Trustee:

Wilmington Trust, National Association

50 S. 6th Street, Suite 1290

Minneapolis, MN 55402

Attention: Lynn M. Steiner

Telephone: (612) 217-5667

with a copy to:

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

Attention: Adam Smith

Telephone: (704) 444-1127

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be sent electronically or by first-class mail to his address shown on the register kept by the Registrar, in accordance with the procedures of the Depositary, and any such notice or communication so sent will be deemed to be in writing. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is sent or published in the manner provided above, within the time prescribed, it is duly given, whether or not the Holder receives it.

If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any Redemption Notice) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary, and any such notice so given will be deemed to be in writing.

Any notice or other communication by the Company to the Trustee may be provided by electronic mail (it being understood that, where applicable, such electronic mail will include a pdf copy (or similar attachment) containing such notice or communication) if receipt of such notice or communication is acknowledged by the Trustee by notice to the Company in the manner provided in this Section 13.12 or by electronic email. Any such notice or communication so given will be deemed to be in writing.”

(q) Section 13.16 of the Indenture is hereby amended and restated in full to read as follows:

“Section 13.16. No Recourse Against Others. A director, officer, employee or shareholder (past or present), as such, of the Company or the Guarantor, as the case may be, shall not have any liability for any obligations of the Company or the Guarantor under the Notes, the Note Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.”

ARTICLE III

PARENT GUARANTEE

Section 3.1. Guarantee.

(a) Subject to the provisions of this Article 3, the Guarantor hereby irrevocably and unconditionally guarantees to each Holder and its successors and assigns that: (x) the principal of (including the Fundamental Change Repurchase Price), the Conversion Obligation with respect to, and interest and Additional Interest, if any, on the Notes shall be duly and punctually paid in full and/or performed in accordance with the terms of the Indenture when due, whether at the Maturity Date, upon declaration of acceleration, upon required repurchase, upon conversion or otherwise, and interest on overdue principal and (to the extent permitted by law) any interest, if any, on the Notes and (y) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration, required repurchase, conversion or otherwise. Furthermore, subject to the provisions of this Article 3, the Guarantor hereby unconditionally guarantees to the Trustee and to each Holder and their respective successors and assigns that (z) all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be duly and punctually paid in full or performed, all in accordance with the terms hereof, subject, however, in the case of clauses (x), (y) and (z) above, to the limitations set forth in Section 3.02 hereof (the obligations set forth in this Section 3.01 collectively, the “Guarantee Obligations”). The Guarantee constitutes a general unsecured and unsubordinated obligation of the Guarantor.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes or this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor any amount paid to either the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.02 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Section 5.02 of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

(e) This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, or other similar proceeding, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Each payment to be made by the Guarantor in respect of the Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(h) The Company and the Guarantor acknowledge that the allotment, issuance and delivery of Common Shares, if any, hereunder (whether upon exchange, under the terms of the Note Guarantee or otherwise) by the Guarantor at the direction of the Company will create an equivalent debt owing from the Company to the Guarantor.

Section 3.2. Limitation on Guarantor Liability. The Guarantor, and by its acceptance of this Note Guarantee, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or other similar law now or hereafter in effect, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under the Note Guarantee not constituting a fraudulent transfer or conveyance under applicable local law.

Section 3.3. Notation Not Required. The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.1 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 3.4. Release of Note Guarantee. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, the Guarantor will be released and relieved of any obligations under the Note Guarantee.

Section 3.5. Subrogation. The Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 3.1 hereof; provided that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 3.6. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to the Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.3. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTE GUARANTEE AND EACH NOTE, AND ANY CLAIM,

CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTE GUARANTEE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.4. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.5. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, upon the effectiveness of the Merger (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

IH MERGER SUB, LLC

By: Invitation Homes Inc., its sole member

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President and Chief Legal Officer

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President and Chief Legal Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

SIGNATURE PAGE TO 2019 CONVERTIBLE SENIOR NOTES

SUPPLEMENTAL INDENTURE